United States securities and exchange commission logo





                     November 29, 2022

       Xavier Martinez
       Chief Financial Officer
       APx Acquisition Corp. I
       Juan Salvador Agraz 65
       Contadero, Cuajimalpa de Morelos
       Mexico City, Mexico 05370

                                                        Re: APx Acquisition
Corp. I
                                                            Amendment No. 1 to
Form 10-K for the Fiscal Year Ended December 31, 2021
                                                            Filed September 1,
2022
                                                            File No. 001-41125

       Dear Xavier Martinez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Maurice Blanco